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                                                                    Exhibit 99.3


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                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT

                                       OF

                                 BJ CHICAGO, LLC










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                                TABLE OF CONTENTS

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ARTICLE 1 ORGANIZATION............................................................................................1

     1.1 Formation................................................................................................1
     1.2 Name.....................................................................................................1
     1.3 Principal Place of Business; Other Places of Business....................................................1
     1.4 Business Purpose; Business of Members....................................................................1
     1.5 Title to Property........................................................................................2
     1.6 Articles of Organization.................................................................................2
     1.7 Fictitious Business Name Statements......................................................................2
     1.8 Designated Agent for Service of Process..................................................................2
     1.9 Term.....................................................................................................2

ARTICLE 2 DEFINITIONS.............................................................................................2

     2.1 "Account"................................................................................................2
     2.2 "Act"....................................................................................................2
     2.3 "Additional Capital Contribution"........................................................................2
     2.4 "Adjusted Capital Account"...............................................................................3
     2.5 "Affiliate"..............................................................................................3
     2.6 "Agreement"..............................................................................................3
     2.7 "Articles"...............................................................................................3
     2.8 "Capital Account"........................................................................................3
     2.9 "Capital Contributions"..................................................................................4
     2.10  "Cash Available for Distribution"......................................................................4
     2.11  "Code".................................................................................................4
     2.12  "Company"..............................................................................................4
     2.13  "Company Minimum Gain".................................................................................4
     2.14  "Company Property".....................................................................................4
     2.15  "Depreciation".........................................................................................5
     2.16  "Economic Interest"....................................................................................5
     2.17  "Gross Asset Value"....................................................................................5
     2.18  "Indemnitee"...........................................................................................6
     2.19  "Managers".............................................................................................6
     2.20  "Member Minimum Gain"..................................................................................6
     2.21  "Member Nonrecourse Debt"..............................................................................6
     2.22  "Member Nonrecourse Deductions"........................................................................6
     2.23  "Member"...............................................................................................6
     2.24  "Membership Interest"..................................................................................6
     2.25  "Net Profits" or "Net Losses"..........................................................................6
     2.26  "Nonrecourse Deductions"...............................................................................7
     2.27  "Nonrecourse Liability"................................................................................7
     2.28  "Percentage Interest"..................................................................................7
     2.29  "Person"...............................................................................................7
     2.30  "Proportionate"........................................................................................7
     2.31  "Recourse Liability"...................................................................................7
     2.32  "Regulations"..........................................................................................7
     2.33  "Regulatory Allocations"...............................................................................7

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     2.34  "Reserves".............................................................................................8
     2.35  "Selling Member".......................................................................................8
     2.36  "Terminating Capital Transaction"......................................................................8
     2.37  "Transfer".............................................................................................8

ARTICLE 3 CAPITAL, CAPITAL ACCOUNTS AND MEMBERS...................................................................8

     3.1 Initial Capital Contributions of Members.................................................................8
     3.2 Additional Capital Contributions by Members..............................................................8
     3.3 Capital Accounts.........................................................................................8
     3.4 Other Matters............................................................................................8

ARTICLE 4 DISTRIBUTIONS OF CASH...................................................................................9

     4.1 Distributions in General.................................................................................9
     4.2 Order of Distributions...................................................................................9
     4.3 Other Provisions.........................................................................................9

ARTICLE 5 ALLOCATIONS OF NET PROFITS AND NET LOSSES..............................................................10

     5.1 Allocation of Net Profits and Net Losses................................................................10
     5.2 Additional Special Allocations..........................................................................10
     5.3 Other Provisions........................................................................................12

ARTICLE 6 OPERATIONS.............................................................................................12

     6.1 Management..............................................................................................12
     6.2 Compensation of Manager.................................................................................13
     6.3 Reimbursement...........................................................................................13
     6.4 Records and Reports.....................................................................................13
     6.5 Indemnification and Liability of Managers...............................................................14
     6.6 Removal and Resignation of Manager......................................................................15
     6.7 Time Commitment.........................................................................................15

ARTICLE 7 TRANSFERS OF MEMBERSHIP INTERESTS......................................................................15

     7.1 Transfers of Membership Interests.......................................................................15
     7.2 Sale or Transfer of a Member's Interest.................................................................15
     7.3 Limitation Upon Rights of Transferee....................................................................16
     7.4 Other Limitations on Transfers..........................................................................16

ARTICLE 8 DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY................................................16

     8.1 Limitations.............................................................................................16
     8.2 Exclusive Causes........................................................................................16
     8.3 Liquidation.............................................................................................17
     8.4 No Capital Contribution Upon Dissolution................................................................18

ARTICLE 9 OTHER PROVISIONS.......................................................................................18

     9.1 Accounting and Fiscal Year..............................................................................18
     9.2 Accountants.............................................................................................18
     9.3 Bank Accounts...........................................................................................18
     9.4 Meetings of Members.....................................................................................18
     9.5 Entire Agreement; Binding Provisions; Separability......................................................18
     9.6 Further Assurances......................................................................................18
     9.7 Notices.................................................................................................19

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
     9.8 Attorneys' Fees.........................................................................................19
     9.9 Tax Matters.............................................................................................19
     9.10  Governing Law.........................................................................................19
     9.11  Time of Essence.......................................................................................19
     9.12  Amendments............................................................................................19
     9.13  Counterparts..........................................................................................19
     9.14  Titles................................................................................................19

EXHIBIT "A........................................................................................................1

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                                      iii
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                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT
                                       OF
                                 BJ CHICAGO, LLC


                                    PREAMBLE

         THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this "AGREEMENT") is made and entered into and effective as of December 20, 2000 by and between those persons whose names appear on Exhibit "A" to this Agreement, as such may be amended from time to time. The persons appearing on Exhibit "A," as amended from time to time, are hereinafter referred to as the "Members."

                                    ARTICLE 1
                                  ORGANIZATION

         1.1 FORMATION. The Members hereby form "BJ Chicago, LLC" (the "Company") under the Act for the purposes and upon the terms and conditions hereinafter set forth. The rights and liabilities of the Members and of the Managers of the Company shall be as provided in the Act, except as otherwise expressly provided herein or in the Articles.

         1.2 NAME. The name of the Company shall be "BJ Chicago, LLC" The Company may also do business at the same time under one or more fictitious names if the Managers determine that such is in the best interests of the Company. The Managers may cause a change to the name of the Company from time to time, and they shall file or cause to be filed the appropriate certificate of amendment to the Articles.

         1.3 PRINCIPAL PLACE OF BUSINESS; OTHER PLACES OF BUSINESS. The principal office of the Company is located at 2200 West Valley Boulevard, Alhambra, California 91803, or such other place within the State of California as the Managers may from time to time designate by notice to the Members.

         1.4 BUSINESS PURPOSE; BUSINESS OF MEMBERS. The business purpose and character of the Company shall be any lawful purpose, including, without limitation, to purchase and hold for investment shares of common stock or other securities of Chicago Pizza & Brewery, Incorporated, a California corporation ("Chicago Pizza") (the "Shares"), and to take all actions required, necessary or desirable in connection therewith. The Company shall have the power to do and perform all things determined by the Managers to be necessary for, incident to and connected with or arising out of such activities and shall take such actions reasonably determined by the Managers to be conducive to the accomplishment of such purposes and shall not engage in any other business without the approval of all of the Members.

         Each Member and Manager and their respective officers, directors, shareholders, co-trustees, employees, agents and Affiliates, and any other person acting with or through authorization of a Member or Manager, may engage or invest in, independently or with others, any business activity of any type or description, including, without limitation, those that might be the same as or similar to the Company's business and that might be in direct or indirect competition with the Company; provided, however, that notwithstanding anything to the contrary in this Agreement, no Member or its officers, directors, shareholders, co-trustees, employees agents or Affiliates may individually invest in any equity or debt securities of Chicago Pizza without the written consent of the other Members, which consent may be


                                       1
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granted or withheld in their sole and absolute discretion (provided, however, that The Jacmar Companies shall be permitted to own directly 1,190,200 shares of common stock of Chicago Pizza). Neither the Company nor any other Member shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom. Subject to the foregoing, no Member or Manager shall be obligated to present any investment opportunity or prospective economic advantage to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company. Subject to the foregoing provisions of this Section 1.4, each Member and Manager shall have the right to hold any investment opportunity or prospective economic advantage for his or its own account or to recommend such opportunity to a Person or Persons other than the Company. Subject to the foregoing provisions of this Section 1.4, each Member acknowledges that the other Members and Managers and their respective officers, directors, shareholders, co-trustees, employees, agents and Affiliates own and/or manage other businesses, including businesses that compete with the Company and for such aforementioned persons' respective time and resources. Each Member hereby waives any and all rights and claims which he or it may otherwise have against the other Members and/or Managers and their respective officers, directors, shareholders, co-trustees, employees, agents and Affiliates as a result of any such activities.

         1.5 TITLE TO PROPERTY. All real and tangible and intangible personal property of the Company shall be held in the name of the Company.

         1.6 ARTICLES OF ORGANIZATION. The Managers shall cause to be filed Articles and, at the Company's expense, pay appropriate filing fees as required by the Act. With the approval of all of the Members, or as required by the Act, the Managers may execute and file amendments to the Articles from time to time in a form prescribed by the Act.

         1.7 FICTITIOUS BUSINESS NAME STATEMENTS. Following the execution of this Agreement, fictitious business name statements shall be filed and published when and if the Managers determine it necessary. Any such statement shall be renewed as required by law.

         1.8 DESIGNATED AGENT FOR SERVICE OF PROCESS. The designated agent for service of process for the Company is James A. Dal Pozzo, and the address for service of process on the designated agent is 2200 West Valley Boulevard, Alhambra, California 91803.

         1.9 TERM. The Company shall commence on the date that the Articles are properly filed, and shall continue until December 31, 2050 unless earlier terminated pursuant to Section 8.2 hereof or otherwise under the Act.

                                    ARTICLE 2
                                   DEFINITIONS

         The following capitalized words and phrases used in this Agreement shall have the following meanings:

         2.1      "ACCOUNT" is defined in Section 9.3 hereof.

         2.2 "ACT" means the Delaware Limited Liability Company Act, as such may be amended from time to time.

         2.3 "ADDITIONAL CAPITAL CONTRIBUTION" is defined in Section 3.2 hereof.

         2.4 "ADJUSTED CAPITAL ACCOUNT" means, with respect to any Member, the balance, if any, in such Person's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

                  2.4.1    Add to such Capital Account the following items:

                           (a) The amount, if any, that such Member is obligated
                  to contribute to the Company upon liquidation of such Membership or Economic Interest; and

                           (b) The amount that such Person is obligated to
                  restore or is deemed to be obligated to restore pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                  2.4.2 Subtract from such Capital Account such Person's share of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4),
(5) and (6).

         2.5 "AFFILIATE" means a Person that, directly or indirectly, through one or more intermediaries, has voting control or has its voting controlled by, or is under common voting control with, the Person specified.

         2.6      "AGREEMENT" is defined in the Preamble.

         2.7 "ARTICLES" means the articles of organization of the Company filed under the Act for the purpose of forming the Company as a limited liability company plus any duly executed and filed amendments.

         2.8 "CAPITAL ACCOUNT" means the Capital Account maintained for each Member in accordance with the following provisions:

                  2.8.1 To each such Member's Capital Account there shall be added (a) such Member's Capital Contributions (net of liabilities encumbering any property contributed that the Company is considered to assume or take subject to under Code Section 752) and (b) such Member's allocable share of Net Profits and any items in the nature of income or gain that are specially allocated to such Person pursuant to Article 5 hereof or other provisions of this Agreement.

                  2.8.2 From each such Member's Capital Account there shall be subtracted (a) the amount of (i) cash and (ii) the Gross Asset Value of any Company Property distributed to such Member pursuant to any provision of this Agreement (net of liabilities encumbering the distributed Company Property that such Member is considered to assume or take subject to under Code Section 752),
(b) such Member's allocable share of Net Losses and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Article 5 hereof and (c) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company, calculated by reference to Code Section 752. With respect to distributions of Company Property, Capital Accounts shall first be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been previously reflected in Capital Accounts) would be allocated, pursuant to Article 5 hereof, to the Members if there were a taxable disposition of such property for its fair market value (taking Code Section 7701(g) into account) on the date of distribution.


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                  2.8.3    The Managers, in their discretion and in accordance
with the Code and Regulations, may increase or decrease the Capital Accounts of the Members to reflect a revaluation of Company Property on the Company's books and records. Any such adjustments shall be made in accordance with Regulations
Section 1.704-1(b)(2)(iv)(g).

                  2.8.4 Additional adjustments shall be made to the Capital Accounts as required by Regulations Sections 1.704-1(b) and 1.704-2 or, as permitted but not required, in the discretion of the Managers. Adjustments to Capital Accounts in respect to Company income, gain, loss, deduction and non-deductible expenditures (or any item thereof) shall be made with reference to the federal tax treatment of such items (and, in the case of book items, with reference to federal tax treatment of the corresponding tax items) at the Company level, without regard to any requisite or elective tax treatment of such items at the Member level.

                  2.8.5 The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Managers shall determine that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Regulations, the Managers may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Article 8 hereof upon the dissolution of the Company. The Managers shall also make (a) any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (b) any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Sections 1.704-1(b) and 1.704-2.

         2.9 "CAPITAL CONTRIBUTIONS" means the total amount of money or the Gross Asset Value of property contributed to the capital of the Company by a Member, whether as an initial Capital Contribution or as an additional Capital Contribution (including, without limitation, the Additional Capital Contributions).

         2.10 "CASH AVAILABLE FOR DISTRIBUTION" means, with respect to any fiscal year, all Company cash receipts (including Sale Proceeds, but excluding any proceeds from a Terminating Capital Transaction), after deducting payments for operating cash expenses, payments for debt service (including payments on permitted loans from Members), capital expenditures, reinvestment of cash flow, financing proceeds and sales proceeds in additional Company Properties, and any other amounts set aside for the restoration, increase or creation of reasonable Reserves.

         2.11 "CODE" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

         2.12     "COMPANY" is defined in the Preamble.

         2.13 "COMPANY MINIMUM GAIN" has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase "partnership minimum gain."

         2.14 "COMPANY PROPERTY" means all direct and indirect interests in real and personal property owned by the Company from time to time, and any property received in exchange therefor, and shall include both tangible and intangible property (including cash).

         2.15 "DEPRECIATION" means, for each fiscal year, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that (i) with respect to any asset the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes, which difference is being eliminated by use of the "remedial method" pursuant to Section 1.704-3(d) of the Regulations, Depreciation for such fiscal year shall be the amount of book basis recovered for such fiscal year under the rules prescribed by Section 1.704-3(d)(2) of the Regulations, and (ii) with respect to any other asset the Gross Asset Value of which differs from its adjusted basis for federal income tax purposes at the beginning of such year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; PROVIDED, HOWEVER, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any method selected by the Managers.

         2.16 "ECONOMIC INTEREST" means a Person's right to share in the Net Profits, Net Losses or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member, including, without limitation, the right to vote or to participate in the management of the Company, or, except as specifically provided in this Agreement or by law, any right to information concerning the business and affairs of the Company.

         2.17 "GROSS ASSET VALUE" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                  2.17.1 The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Managers.

                  2.17.2 The Gross Asset Values of all Company assets immediately prior to the occurrence of any event described in subsection (a), subsection (b), subsection (c) or subsection (d) hereof shall be adjusted to equal their respective gross fair market values, as determined by the Managers using such reasonable method of valuation as they may adopt, as of the following times:

                           (a) the acquisition of an additional interest in the
                  Company (other than in connection with the execution of this Agreement) by a new or existing Member in exchange for more than a DE MINIMIS Capital Contribution, if the Managers determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

                           (b) the distribution by the Company to a Member of
                  more than a DE MINIMIS amount of Company property as consideration for an interest in the Company, if the Managers determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

                           (c) the liquidation of the Company within the meaning
                  of Regulations Section 1.704-1(b)(2)(ii)(g); and

                           (d) at such other times as the Managers shall
                  reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

                  2.17.3 The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by the Managers.

                  2.17.4 The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m).

                  2.17.5 If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to Section 2.17.1, Section 2.17.2 or Section
2.17.4 hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

         2.18     "INDEMNITEE" is defined in Section 6.5 hereof.

         2.19 "MANAGERS" means The Jacmar Companies and Golden Resorts Incorporated.

         2.20 "MEMBER MINIMUM GAIN" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i) with respect to "partner minimum gain."

         2.21 "MEMBER NONRECOURSE DEBT" has the meaning set forth in Regulations Section 1.704-2(b)(4) for the phrase "partner nonrecourse debt."

         2.22 "MEMBER NONRECOURSE DEDUCTIONS" has the meaning set forth in Regulations Section 1.704-2(i) for the phrase "partner nonrecourse deductions."

         2.23 "MEMBER" means a Person who owns a Membership Interest, including either Manager and a person who holds only an Economic Interest. Initially, the Members shall be the Persons listed on Exhibit "A."

         2.24 "MEMBERSHIP INTEREST" means the entire ownership interest of a Member in the Company, including, without limitation, the Member's Economic Interest and any and all rights to vote and otherwise participate in the Company's affairs and rights to any and all benefits as provided in this Agreement or by law. The term shall also include any and all obligations to comply with the terms and provisions of this Agreement or law.

         2.25 "NET PROFITS" OR "NET LOSSES" means, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                  2.25.1 Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Section 2.28 shall be added to such taxable income or loss;

                  2.25.2   Any expenditure of the Company described in Code
Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Section 2.28, shall be subtracted from such taxable income or loss;

                  2.25.3 Gain or loss resulting from any disposition of Company Property where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company Property disposed of, notwithstanding that the adjusted tax basis of such Company Property differs from its Gross Asset Value;

                  2.25.4 To the extent an adjustment to the adjusted tax basis of any asset included in Company Property pursuant to Code Section 734(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profits and Net Losses.

                  2.25.5 If the Gross Asset Value of any Company asset is adjusted in accordance with the terms of this Agreement, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;

         2.26 "NONRECOURSE DEDUCTIONS" has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

         2.27 "NONRECOURSE LIABILITY" has the meaning set forth in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

         2.28 "PERCENTAGE INTEREST" means, with respect to each Member, the percentage set forth opposite such Member's name on EXHIBIT "A" attached hereto as it may be amended or supplemented from time to time.

         2.29 "PERSON" means and includes an individual, a partnership, a corporation, a joint venture, a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof, or any entity similar to any of the foregoing.

         2.30 "PROPORTIONATE" AND "PROPORTIONATELY" means, when used with respect to the Members (or a group of them), the proportion that each such Member's Percentage Interest bears to the total outstanding Percentage Interests of all Members to whom reference is made.

         2.31     "RECOURSE LIABILITY" has the meaning set forth in Regulations
Section 1.752-1(a)(1).

         2.32 "REGULATIONS" means temporary and final Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Treasury Regulations).

         2.33     "REGULATORY ALLOCATIONS" is defined in Section 5.2.10 hereof.

         2.34 "RESERVES" means, with respect to any fiscal year or other period, funds set aside or amounts allocated during such period to reserves that shall be maintained in amounts reasonably determined by the Managers for working capital, to pay taxes, insurance, debt service and other costs or expenses incident to the ownership of the Company Property and the conduct of business by the Company as contemplated hereunder.

         2.35     "SELLING MEMBER" is defined in Section 7.2 hereof.

         2.36 "TERMINATING CAPITAL TRANSACTION" means any sale or other disposition of all or substantially all of the assets of the Company or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Company.

         2.37 "TRANSFER" means a sale, conveyance, exchange, assignment, pledge, encumbrance, making a gift of, hypothecation or other transfer, or an agreement to do any of the foregoing.

                                    ARTICLE 3
                      CAPITAL, CAPITAL ACCOUNTS AND MEMBERS

         3.1 INITIAL CAPITAL CONTRIBUTIONS OF MEMBERS. The Members have made the Capital Contributions set forth opposite their names on EXHIBIT "A" attached hereto. The initial Capital Contributions shall be used by the Company to purchase shares of common stock of Chicago Pizza

         3.2      ADDITIONAL CAPITAL CONTRIBUTIONS BY MEMBERS.

                  3.2.1 By reason of their Percentage Interests in the Company, each Member shall be allocated an interest in the Shares equal to its Percentage Interest in the Company (with a Member's allocable interest in the Shares referred to as an "Allocable Share").

                  3.2.2 If the Members, by unanimous consent, wish to cause the Company to purchase additional Shares, the Members shall contribute to the Company cash (the "Additional Capital Contribution") in proportion to their Percentage Interests, with the aggregate amount of such Additional Capital Contribution equal to the product of (a) the per share price of the additional Shares and (b) the number of additional Shares to be issued to the Company. Concurrent with the receipt of the additional Shares, the Company shall pay the Additional Capital Contribution to Chicago Pizza in connection with such purchase.

                  3.2.3 Notwithstanding anything in this Agreement to the contrary, no Member nor any other person or persons shall be obligated to guarantee any Company borrowings. Any amount paid by a Member (or any stockholder, officer, director, trustee, subsidiary or agent thereof) pursuant to a guarantee of Company debt or the debt of any project or entity in which the Company has an interest shall be accounted for as a permitted Member loan to the Company bearing interest at ten percent (10%) per annum, but not to exceed the maximum permissible rate under applicable usury laws.

         3.3 CAPITAL ACCOUNTS. A Capital Account shall be established and maintained for each Member in accordance with the terms of this Agreement.

         3.4      OTHER MATTERS.

                  3.4.1 Except as otherwise provided in this Agreement, a Member shall not demand or be entitled to receive a return of or interest on its Capital Contributions or Capital Account, withdraw any portion of its Capital Contributions or receive any distributions from the Company as a return of capital on account of such Capital Contributions without, in each instance, the unanimous consent of the Members. Under circumstances requiring or permitting a return of its Capital Contributions, a Member shall have the right to receive property other than cash as set forth in this Agreement or, if not provided herein, as reasonably determined by the Managers, except as may be specifically prohibited by law.

                  3.4.2 Except as otherwise provided by the Act, no Member shall be liable for the debts, liabilities, contracts or other obligations of the Company, nor shall any Member be required to lend any funds to the Company.

                                    ARTICLE 4
                              DISTRIBUTIONS OF CASH

         4.1      DISTRIBUTIONS IN GENERAL. Except as otherwise provided in
Article 8 hereof, for any fiscal year all Cash Available for Distribution and net proceeds from any Terminating Capital Transaction shall be distributed to the Members at such times and in such amounts as the Managers shall reasonably determine.

         4.2      ORDER OF DISTRIBUTIONS.

                  4.2.1 CASH AVAILABLE FOR DISTRIBUTION. Subject to Article 8 hereof and Section 4.2.2, any Cash Available for Distribution shall be distributed to the Members in proportion to their Percentage Interests.

                  4.2.2 DISTRIBUTION OR SALE OF SHARES. Subject to Article 8 hereof, the Members may, by unanimous consent, require the Company to distribute all of the Shares to the Members in proportion to their Percentage Interests. The Members may also, by unanimous consent, cause the Company to sell the Shares at the Members' direction and distribute the proceeds (the "Sale Proceeds") to the Members in proportion to their Percentage Interests.

                  4.2.3 PROCEEDS OF TERMINATING CAPITAL TRANSACTION. Any net proceeds of a Terminating Capital Transaction shall be applied or distributed as provided in Section 8.3(c) hereof.

         4.3      OTHER PROVISIONS.

                  4.3.1 All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any allocation, payment or distribution by the Company to the Members shall be treated as amounts allocated, paid or distributed, respectively, to the Members pursuant to this
Article 4 and Article 8 hereof for all purposes under this Agreement.

                  4.3.2 Except as provided in Section 4.2.2, no right is given to any Member to demand and receive property other than cash as provided in this Agreement. The Managers may determine to make a distribution in kind of Company Property to the Members, and such Company Property shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with this Article 4 and Articles 5 and 8 hereof; PROVIDED, HOWEVER, that no Member may be compelled to accept a distribution of any Company Property in kind except (i) upon a dissolution and winding up of the Company or (ii) where no Member will receive a distribution of money.

                  4.3.3 Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Managers, on behalf of the Company, shall make a distribution to any Member or the holder of any Economic Interest on account of its Membership Interest or Economic Interest in the Company if such distribution would violate the Act.

                  4.3.4 In the event that any Member owes any amount to the Company that is due and unpaid, at the time a payment or distribution would be payable to such Member under this Article 4, the amount of such distribution shall be reduced by the amount of such obligation, together with interest thereon (except where interest is otherwise provided in a separate agreement with respect to such obligation), from the date such amount became due and payable to the Company until payment thereof be made, at rate of ten percent (10%) per annum, but not to exceed the maximum rate for such obligation under any applicable usury laws, which offset shall be deemed to be a payment to the Company by such Member and shall be applied first to such interest and then to such obligation. In the event that a distribution has resulted in an overpayment to any Member for the fiscal period as a whole, the amount of such overpayment may be offset against subsequent payments or distributions in the manner permitted by this Section 4.3.4 or the Member may be required to return the excess distribution.

                                    ARTICLE 5
                    ALLOCATIONS OF NET PROFITS AND NET LOSSES

         5.1      ALLOCATION OF NET PROFITS AND NET LOSSES. Subject to Sections
5.2 and 5.3 hereof, Net Profits, Net Losses and any other items of income, gain, loss and deduction for any fiscal year shall be allocated, for purposes of adjusting the Capital Accounts of the Members, in proportion to the Members' Percentage Interests.

         5.2 ADDITIONAL SPECIAL ALLOCATIONS. Notwithstanding the foregoing provisions of this Article 5:

                  5.2.1 Tax items with respect to Company Property that is contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated among the Members for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company shall account for such variation under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Managers, including, without limitation, the "traditional method" as described in Regulations Section 1.704-3(b). If the Gross Asset Value of any Company asset is adjusted pursuant to Section 2.17.2 hereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations promulgated thereunder. Allocations pursuant to this Section 5.2.1 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Profits, Net Losses and any other items or distributions pursuant to any provision of this Agreement.

                  5.2.2 The Nonrecourse Deductions for each taxable year of the Company shall be allocated to the Members in proportion to their Percentage Interests.

                  5.2.3 If there is a net decrease in Company Minimum Gain during a Company taxable year, then each Member shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member's share of the net decrease in

Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). This Section 5.2.3 is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith. The allocation otherwise required pursuant to this Section 5.2.3 shall, however, not apply to a Member to the extent that the minimum gain chargeback rules are inapplicable in a particular circumstance as specified in or under the Regulations.

                  5.2.4 The Member Nonrecourse Deductions shall be allocated each year to the Member that bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

                  5.2.5 If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations Section 1.704-2(g)(2). This Section 5.2.5 is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

                  5.2.6 If any Member unexpectedly receives an adjustment, allocation or distribution of the type contemplated by Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases an Adjusted Capital Account Deficit in such Member's capital account, items of income and gain shall be allocated to all such Members (in proportion to the amounts of their respective Adjusted Capital Account Deficits) in an amount and manner sufficient to eliminate the deficit balances in such Members' Capital Accounts, that are in excess of such Members' respective Adjusted Capital Account Deficits, as quickly as possible as of the end of the Company's taxable year to which adjustment, allocation or distribution relates. It is intended that this Section 5.2.6 qualify and be construed as a "qualified income offset" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d).

                  5.2.7 If the allocation of Net Loss to a Member as provided in Section 5.1 hereof would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Net Loss as will not create or increase an Adjusted Capital Account Deficit. The Net Loss that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members.

                  5.2.8 To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member's Membership Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

                  5.2.9 The allocations set forth in Sections 5.2.2, 5.2.3, 5.2.4, 5.2.5, 5.2.6, 5.2.7 and 5.2.8 hereof (the "Regulatory Allocations") are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2(i). The Regulatory Allocations may not be consistent with the manner in which the Members intend to distribute the cash of the Company or allocate Company income or loss. Accordingly, the Managers are hereby authorized to allocate Net Profits, Net Losses and other items of income, gains, loss and deductions to the Members so as to prevent the Regulatory Allocations from distorting the manner in which Company distributions will be divided among the Members. In general, the Members anticipate that this will be accomplished by specially allocating other Net Profits, Net Losses and other items of income, gain, loss and deduction to the Members so that, to the extent possible, the net amount of such allocations of other Net Profits, Net Losses and other items and the Regulatory Allocations to the Members shall be equal to the net amount that would have been allocated among the Members if the Regulatory Allocations had not occurred. However, the Managers shall have discretion to accomplish this result in any reasonable manner.

                  5.2.10 For purposes of determining the Net Profits, Net Losses and any other items of income, gain, loss and deduction allocable to any period, Net Profits, Net Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Managers using any permissible method under Code Section 706 and the Regulations thereunder.

         5.3      OTHER PROVISIONS.

                  5.3.1 For any fiscal year during which any part of a Membership Interest or Economic Interest is transferred between the Members or to another Person, the portion of the Net Profits, Net Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of a Membership Interest or Economic Interest shall be apportioned between the transferor and the transferee based on an interim closing of the Company's books, except as mandated by the Code and the applicable Regulations or, in the Managers' discretion, as permitted under Code Section 706(d)(2).

                  5.3.2 Except as provided in Sections 5.2.1 and 5.2.2 hereof, for income tax purposes under the Code and the Regulations each Company item of income, gain, loss and deduction shall be allocated among the Members as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to this Article 5.

                  5.3.3 In the event that the Code or any Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article 5, the Managers are hereby authorized to make new allocations in reliance on the Code and such Regulations.

                  5.3.4 For purposes of determining a Member's proportional share of the Company's "excess nonrecourse liabilities" within the meaning of Regulations Section 1.752-3(a)(3), each Member's interest in Company profits shall be such Member's Percentage Interest.

                  5.3.5 The Members acknowledge and are aware of the income tax consequences of the allocations made by this Article 5 and hereby agree to be bound by the provisions of this Article 5 in reporting their shares of Net Profits, Net Losses and other items of income, gain, loss, deduction and credit for federal, state and local income tax purposes.

                                    ARTICLE 6
                                   OPERATIONS

         6.1      MANAGEMENT.

                  6.1.1 Subject to Section 6.1.2, (i) the business and affairs of the Company shall be managed exclusively by the Managers, (ii) the Managers shall have full and complete charge of all the affairs and business of the Company, in all respects and in all matters, and
(iii) except as expressly provided in this Agreement or required by law, the Members shall have no right to vote on or consent to any other matter, act, decision or document involving the Company or its business. Any decision of, determination by, or action to be taken by the Managers shall require the unanimous consent of the Managers.

                  6.1.2 Notwithstanding anything to the contrary in this Agreement, the Members shall, by unanimous consent, have the power to do the following things without the consent of the Managers:

                           (a) direct the Company to purchase additional Shares
                  in accordance with Section 3.2 of this Agreement;

                           (b) direct the Company to take any of the actions
                  described in Section 3.4.1;

                           (c) direct the Company to distribute the Shares, sell
                  Shares and/or distribute the Sale Proceeds in accordance with
                  Section 4.2.2;

                           (d) take such other actions expressly permitted to be
                  taken under this Agreement by a Member without the consent of the other Members or the Managers; or

                           (e) amend this Agreement.

         6.2 COMPENSATION OF MANAGER. Except as may be expressly provided in this Agreement, no Member or Manager shall be entitled to any compensation for his or her services to the Company or in the conduct of the business of the Company.

         6.3 REIMBURSEMENT. Subject to Article 8 hereof, the Managers shall be entitled to reimbursement from the Company for all costs and expenses (including allocable overhead, fees paid to outside consultants, on-site personnel hired by the Managers and others who are not salaried employees of the Company at the time of the performance of such services) incurred by them for or on behalf of the Company.

         6.4      RECORDS AND REPORTS.

                  6.4.1 The Managers shall cause to be kept at the principal place of business of the Company a current list (including addresses) of the Members and other Persons holding Economic Interests in the Company, a current list of Company managers, copies of the Articles and this Agreement (together with all amendments thereto or hereto), copies of Company tax returns and financial statements for the six (6) most recent fiscal years, full and proper ledgers, other books of account, and records of all receipts and disbursements, other financial activities and the internal affairs of the Company for at least the current and past four (4) fiscal years, and any other items required by the Act, and shall provide the following reports or information to all Members:

                           (a) within one-hundred twenty (120) days after the
                  end of each fiscal year, annual financial statements, including a balance sheet, an income statement and a statement of changes in financial position for the fiscal year;

                           (b) as soon as reasonably possible following the end
                  of each fiscal year of the Company, a report that shall include all necessary tax reporting information required by the Member for preparation of its federal, state and local income or franchise tax returns, including each Member's PRO RATA share of Net Profits, Net Losses and any other items of income, gain, loss and deduction for such fiscal year; and

                           (c) promptly after receipt thereof, all other reports
                  or statements prepared by the Company's accountant.

                  6.4.2 The Members (personally or through an authorized representative) may, for purposes reasonably related to their interests, rights or duties, examine and copy the books and records of the Company at all reasonable times.

         6.5      INDEMNIFICATION AND LIABILITY OF MANAGERS.

                  6.5.1 The Company shall indemnify and hold harmless each Manager, its Affiliates, and all officers, directors, shareholders, partners, members (excluding, for this purpose, other members of the Company), co-trustees, employees and agents of any of the foregoing (individually, an "Indemnitee") to the fullest extent permitted by applicable law from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, arising out of or incident to the business of the Company.

                  6.5.2 Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 6.5 shall be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding.

                  6.5.3 The indemnification provided by this Section 6.5 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to a vote of all of the Members, as a matter of law or equity or otherwise, and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

                  6.5.4 Any indemnification provided hereunder shall be satisfied solely out of the assets of the Company. Neither any Manager nor any Member shall be subject to personal liability by reason of these indemnification provisions.

                  6.5.5 No Indemnitee shall be denied indemnification in whole or in part under this Section 6.5 by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

                  6.5.6 The provisions of this Section 6.5 are for the benefit of the Indemnities and shall not be deemed to create any rights for the benefit of any other person or entity.

                  6.5.7 No Manager nor its Affiliates nor the officers, directors, shareholders, partners, members, co-trustees, employees or agents of any of the foregoing shall be liable to the Company or to a Member for any losses sustained or liabilities incurred as a result of any act or omission of such Manager or any such other person or entity if (i) such Manager or such other person or entity acted (or failed to act) in good faith and in a manner believed to be in, or not opposed to, the interests of the Company and (ii) the conduct of such Manager or such other person or entity did not constitute gross negligence or willful misconduct.

         6.6 REMOVAL AND RESIGNATION OF MANAGER. A Manager may be removed at any time, with or without cause, by the affirmative vote of all of the Members. A Manager may resign at any time without prejudice to any rights of the Company or any Member as against the resigning Manager, by giving written notice to the Members.

         6.7 TIME COMMITMENT. Each Manager shall devote such time to the affairs of the Company's business as the Manager in its sole and absolute discretion determines. No Manager shall be liable to the Company or to any Member for any loss or damage sustained by the Company or any other Member, unless the loss or damage shall have been a result of fraud, deceit, gross negligence, reckless or intentional misconduct, or a knowing violation of the law by the Manager.

                                    ARTICLE 7
                        TRANSFERS OF MEMBERSHIP INTERESTS

         7.1 TRANSFERS OF MEMBERSHIP INTERESTS. A Member may make or permit a Transfer, directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, of all or any portion of its Membership Interest, including all or any portion of its Economic Interest, only as follows:

                  (a) By Transfer to the Company or to any other Member during lifetime or at death;

                  (b) By lifetime gift to a spouse or lineal descendant of the Member or at death by disposition by will, by trust or by the laws of succession, subject to the provisions of Section 7.3 hereof; or

                  (c) By Transfer other than at death to any Person other than a Member, subject to (i) the right of first refusal of the other Members set forth in Section 7.2 hereof and (ii) the provisions of Section 7.3 hereof.

Any other purported Transfer of a Membership Interest or Economic Interest shall be null and void AB INITIO. Any purported act in contravention of this Article 7 shall be null and void and of no force whatsoever. A substituted Member may Transfer the transferred Membership Interest or Economic Interest in the same manner as an original or the transferring Member.

         7.2 SALE OR TRANSFER OF A MEMBER'S INTEREST. Except as otherwise provided herein and in Section 7.1 hereof, neither any Member nor its heirs, personal representatives, successors or assigns (a "Selling Member") shall have the right to sell or Transfer all or any portion of its Membership Interest or Economic Interest (the "Sale Interest") unless such Selling Member shall first deliver a notice in writing to the Managers, stating the price, terms and conditions of such proposed sale or Transfer and the identity of the proposed transferee. The Managers shall inform the other Members of the proposed sale or Transfer. For a period of thirty (30) days after receipt of such notice, the other Members shall have the right to purchase all of the Sale Interest upon the same terms and conditions. If the other Members or a portion of them elect to exercise this right, then they shall, unless otherwise agreed by them, each purchase that portion of the Sale Interest determined by multiplying the entire Sale Interest by a fraction the numerator of which is that Member's Percentage Interest and the denominator is the total of all the purchasing Members' Percentage Interests. If the other Members do not exercise such right as to the entire Sale Interest within such thirty (30) day period, the Selling Member may within sixty (60) days thereafter complete the sale or Transfer upon the terms originally proposed. In the event that the Selling Member does not complete the sale or transfer of the Sale Interest within such sixty (60) day period, then the rights of the other Members under this Section 7.2 shall be reinstated and apply to any subsequent sale or Transfer of all or any portion of the Membership Interest and Economic Interest of the Selling Member.

         7.3 LIMITATION UPON RIGHTS OF TRANSFEREE. A transferee of a Membership Interest or an Economic Interest shall become a substitute Member effective only on the following conditions:

                  (a) The prior written consent of all of the other Members has been obtained;

                  (b) The transferee shall consent in writing to be bound by all the terms and conditions of this Agreement in the place and stead of the transferor Member;

                  (c) The transferee shall pay any expenses of the Managers and the Company in effecting the substitution;

                  (d) All requirements of the Act, including, if necessary, amendment to this Agreement and the filing of an amendment to the Articles, shall have been completed by the transferee, the Company and the Members; and

                  (e) The transfer is effected in compliance with all applicable securities laws.

         7.4 OTHER LIMITATIONS ON TRANSFERS. Notwithstanding the other provisions of this Article 7, no Transfer shall be made of any Membership Interest or any Economic Interest if such Transfer (a) would result in the Company being treated as an association taxable as a corporation for federal or state tax purposes, (b) when considered with all other Transfers of Membership Interests and Economic Interests within the previous twelve (12) months, would result in the Company being considered to have terminated within the meaning of Code Section 708, (c) is effectuated through an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of Code Section 7704, (d) would otherwise result in the Company being classified as a "publicly traded partnership" within the meaning of Code Section 7704(b) or (e) would otherwise violate any applicable federal or state securities laws (including any investor suitability standards). The Members acknowledge that adequate legal remedies are not likely to exist for any breach of this Section 7.4 and, accordingly, that the Company and any aggrieved Member shall have the right to secure injunctive relief in the event of any actual or threatened breach of a Member's obligations under this Section 7.4.

                                    ARTICLE 8
             DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY

         8.1 LIMITATIONS. The Company may be dissolved, liquidated and terminated pursuant to and only pursuant to the provisions of this Article 8, and the parties hereto do hereby irrevocably waive any and all other rights that they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company's assets.

         8.2 EXCLUSIVE CAUSES. The following and only the following events shall cause the Company to be dissolved, liquidated and terminated:

                  (a) The election of all of the Members;

                  (b) The occurrence of a Terminating Capital Transaction;

                  (c) The bankruptcy or dissolution of either Manager, unless all of the other Members vote to continue the Company within ninety
         (90) days of the event described;

                  (d) Dissolution of the Company by operation of law;

                  (e) The occurrence of any event that would make it unlawful for the business of the Company to be carried on; or

                  (f) The close of business on December 31, 2050.

         8.3 LIQUIDATION. In all cases of dissolution of the Company, the business of the Company shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation and termination of the Company pursuant to the provisions of this Section 8.3, and, as promptly as practicable, each of the following shall be accomplished:

                  (a) The Company Property shall be liquidated in an orderly, businesslike and commercially reasonable manner.

                  (b) Any Net Profit, Net Loss or other item of income, gain, loss or deduction realized by the Company upon the sale of the Company Property or transfer in kind shall be deemed recognized and allocated to the Members in the manner set forth in Article 5 hereof.

                  (c) The proceeds of sale of Company assets and all other assets of the Company shall be applied in the order of priority as follows:

                           (1) to payment of all Company secured debts to third
                  parties and Members, unless such secured indebtedness is assumed by a purchaser of the encumbered property or the conveyance of the encumbered property to such purchaser is made subject to such indebtedness;

                           (2) to payment of all Company unsecured debts other
                  than to the Members;

                           (3) to payment of all Company unsecured debts owed to
                  the Members;

                           (4) to the establishment of any necessary Reserves;

                           (5) finally, to the Members with positive balances in
                  their Capital Accounts, in proportion to and to the extent thereof.

However, in the event that the Managers determine that an immediate sale of all or any portion of the Company's assets would cause undue loss to the Members, the Managers, in order to avoid such loss, may, after giving notice to the Members, to the extent not then prohibited by the Act, either (i) defer liquidation of and withhold from distribution for a reasonable time any Company assets except those necessary to satisfy the Company's debts and obligations or
(ii) distribute such assets to the Members in kind. If any assets are to be distributed in kind, such assets shall be distributed on the basis of the net fair market value thereof, and any Member entitled to any interest in such assets shall receive an interest therein as a tenant-in-common with all other Members so entitled.

         8.4 NO CAPITAL CONTRIBUTION UPON DISSOLUTION. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, its Capital Contribution thereto, its Capital Account, its share of Net Profits or Net Losses or other items and shall have no recourse therefor (upon dissolution or otherwise) against any Member or Manager. No Member or Manager shall be obligated to restore to the Company any negative balance that may exist or continue in such Member's Capital Account.

                                    ARTICLE 9
                                OTHER PROVISIONS

         9.1 ACCOUNTING AND FISCAL YEAR. Subject to Code Section 448, the books of the Company shall be kept on such method of accounting for tax and financial reporting purposes as may be approved by all of the Members. Unless otherwise required by the Code, the fiscal year of the Company shall begin on January 1 and end on December 31 of each year.

         9.2 ACCOUNTANTS. The Managers shall select and retain a certified public accounting firm to prepare the Company's tax returns, to prepare the annual financial statements (which need not be audited) and to give advice with respect to the maintenance of the Company's books and records.

         9.3 BANK ACCOUNTS. The Managers shall, on behalf of the Company, maintain a commercial checking account or accounts (collectively, the "Account") in such bank or banks as the Managers shall determine from time to time. All funds of the Company shall be promptly deposited in the Account, and no funds other than funds of the Company shall be deposited in the Account. The funds in the Account shall be used solely for the business of the Company, and all withdrawals from the Account shall be made only on checks signed by the Managers or such other Person(s) as the Managers shall designate.

         9.4 MEETINGS OF MEMBERS. Formal meetings of the Members need not be held. Votes, consents and actions of the Members may, where required by this Agreement or the Act, be given or obtained by written instrument or by voice vote at an informal meeting of the Members called upon reasonable notice and held pursuant to procedures consistent with those pertaining to partnerships. No Member shall have the right to call or demand a meeting of the Members for any purpose.

         9.5 ENTIRE AGREEMENT; BINDING PROVISIONS; SEPARABILITY. This Agreement constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior agreements or understandings between or among the parties hereto pertaining to the subject matter hereof. The covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the heirs, executors, administrators, personal representatives, successors and permitted assigns of the respective parties hereto. Each provision of this Agreement shall be considered separable, and, if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation or effect of those portions of this Agreement that are valid.

         9.6 FURTHER ASSURANCES. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver such other instruments, documents and statements, and to take such other action as may be required by law or necessary to effectively carry out the purposes of this Agreement.

         9.7 NOTICES. Any notice, consent, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the person or to an officer of the person to whom the same is directed, or sent by registered or certified mail, return receipt requested, addressed as follows: if to the Company, to the Company at the address set forth in Section 1.3 hereof, or to such other address as the Company may from time to time specify by notice to the Members; if to a Member, to such Member at the address set forth in EXHIBIT "A", or to such other address as such Member may from time to time specify by notice to the Company. Any such notice shall be deemed to be delivered, given and received for all purposes as of the date so delivered, if delivered personally, or if sent by registered or certified mail, postage and charges prepaid and properly addressed, on the date of receipt or refusal indicated on the return receipt.

         9.8 ATTORNEYS' FEES. In the event that any action or proceeding is filed by any Member or by the Company as against the Company or any other Member to enforce any of the covenants or conditions hereof, the party in whose favor final judgment shall be entered shall be entitled to have and recover of and from the other reasonable attorneys' fees to be fixed by the court wherein said judgment be entered.

         9.9 TAX MATTERS. The Jacmar Companies shall be designated and shall operate as "tax matters partner" (as defined in Code Section 6231), to oversee or handle matters relating to taxation of the Company. The Jacmar Companies may make all Company elections for federal income and all other tax purposes.

         9.10 GOVERNING LAW. This Agreement, including its existence, validity, construction and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to its principles of conflicts of law).

         9.11     TIME OF ESSENCE. Time is of the essence of this Agreement.

         9.12 AMENDMENTS. No amendments to this Agreement shall be effective without the prior written approval of all of the Members.

         9.13 COUNTERPARTS. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all of the parties have not signed the same counterpart.

         9.14 TITLES. Article and Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.




                                THE JACMAR COMPANIES


                                By:   /s/ James A. Dal Pozzo
                                    --------------------------------------------
                                          James A. Dal Pozzo, President


                                GOLDEN RESORTS, INC.


                                By:   /s/ Shann M. Brassfield
                                    --------------------------------------------
                                         Name:      Shann M. Brassfield
                                                  ------------------------------
                                         Title:     President
                                                  ------------------------------

                                   EXHIBIT "A"

                         MEMBERS, CAPITAL CONTRIBUTIONS
                            AND PERCENTAGE INTERESTS


      ------------------------------------------------------------ --------------------- --------------------
                                                                         CAPITAL             PERCENTAGE
                    NAMES AND ADDRESSES OF MEMBERS                     CONTRIBUTION           INTEREST
      ------------------------------------------------------------ --------------------- --------------------
      The Jacmar Companies                                             $1,000,000                 50%
      2200 West Valley Boulevard
      Alhambra, CA  91803
      ------------------------------------------------------------ --------------------- --------------------
      Golden Resorts Incorporated                                      $1,000,000                 50%
      718 University Avenue, Suite 211
      Los Gatos, California 95030
      ------------------------------------------------------------ --------------------- --------------------
                                                                       $2,000,000                100%
                                                                       ==========                ====
      ------------------------------------------------------------ --------------------- --------------------
